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                                                                   EXHIBIT 23(b)


The Board of Directors
HomeTown Buffet, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-8388, 33-30981, 33-41958, 33-47893, 333-01191, and 333-15857) on
Form S-8 and (No. 333-00663) on Form S-3 of Buffets, Inc. of our report dated February 16, 1996, except as to Note 6 to the consolidated financial statements which is as of March 8, 1996, relating to the consolidated balance sheet of HomeTown Buffet, Inc. as of January 3, 1996 and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the years in the two-year period, ended January 3, 1996, which appears in the Annual Report on Form 10-K of Buffets, Inc. for the year ended January 1, 1997.

/s/ KPMG Peat Marwick LLP


San Diego, California
March 28, 1997